[Form of]

SHAREHOLDER SERVICES AGREEMENT

This Agreement is made as of ______________, 2014 amongst American Independence Funds Trust and American Independence Funds Trust II, each a Delaware statutory Trust (together the “Trusts”), on behalf of each series set forth on Schedule A hereto, as amended from time to time (each, a “Fund”), and ___________________________ (the “Service Provider”).

WHEREAS, the Trusts are registered as open-end management investment companies under the Investment Company Act of 1940, as amended (“1940 Act”);

WHEREAS, the Trusts issue shares of beneficial interest (“shares”) in separate series, each having multiple classes of shares (“Classes”), with each series (including each Fund) representing interests in a separate portfolio of securities and other assets with separate liabilities;

WHEREAS, certain beneficial owners of the Funds’ shares (“shareholders”) may require certain shareholder services, and the provisions of such services to those shareholders may benefit them and facilitate their ability to invest in the Fund; and

WHEREAS, the Trusts desire that Service Provider serve, and Service Provider wishes to serve, as the Trusts’ shareholder servicing agent, to provide shareholders of the Funds with one or more of the shareholders services described in Schedule B hereto (“Services”), as such Schedule may be amended from time to time.

NOW, THEREFORE, The Trusts and Service Provider agree as follows:

1. Appointment. The Trusts hereby authorize Service Provider, and Service Provider hereby agrees, to provide any or all of the Services to the Funds and/or shareholders of the Funds, as appropriate.

2. Services to be Performed.

2.1 Services; Standard of Care. For the duration of this Agreement, Service Provider agrees to use its reasonable best efforts, subject to applicable legal and contractual restrictions and in compliance with the procedures described in the then-current prospectus(es) and Statement(s) of Additional Information of the Funds (collectively, “Prospectuses”), to provide one or more of the Services. Except as otherwise provided herein, Service Provider shall not be liable for any costs, expenses, damages, liabilities or claims (including reasonable attorneys’ fees and accountants’ fees) incurred by a Fund, except those costs, expenses, damages, liabilities or claims arising out of Service Provider’s or Service Provider’s affiliates own fraud, gross negligence or willful misconduct, or by reason of the reckless disregard by Service Provider or Service Provider’s affiliates of the Service Provider’s obligations and duties hereunder. Under no circumstances shall either party hereto be liable to the other for special, punitive or consequential damages arising under or in connection with this Agreement, even if the party is previously informed of the possibility of such damages.

2.2. Office Space and Equipment; Information and Support to the Trusts. Service Provider shall provide such office space and equipment, telephone facilities, and personnel (which may be any part of the space, equipment, and facilities currently used in Service Provider’s business, or any personnel employed by Service Provider) as may be reasonably necessary or beneficial in order to provide or arrange for the provision of the Services. Service Provider shall (i) furnish such information to the Trusts, the Boards of Trustees of the Trusts or their designees as they may reasonably request including, without limitation, periodic information regarding the Services provided, and (ii) otherwise cooperate with the Trusts, the Board of Trustees and their designees (including, without limitation, any auditors or counsel designated by the Trusts or their Trustees) concerning this Agreement and the monies paid or payable by the Trusts pursuant hereto, as well as any other reports or filings that may be required by law.

3. Fees.

3.1 Fees paid to Service Provider. As full compensation to Service Provider for its performance under this Agreement and the expenses Service Provider incurs in connection therewith, the Trusts shall compensate Service Provider for the Services it performs with respect to each Class of a Fund in an amount up to the amount set forth in Schedule A with respect to the Class.

3.2 Calculation and Amount of Fees. The Service Provider’s fee shall be calculated and accrued daily and paid monthly in arrears or at such other intervals as Service Provider and the Trusts may agree in writing.

4. Information Pertaining to the Shares. Service Provider acknowledges that no person is authorized to make any representations concerning the Trusts or any Fund except those representations contained in the applicable Fund’s then-current Prospectuses and in such printed information as the Trusts or the principal underwriter for the Trusts may prepare or approve in writing.

5. Representations of the Parties. Each party to this Agreement represents and warrants to the other that (i) it is duly authorized to execute and deliver this Agreement and to perform its obligations hereunder and has taken all necessary action to authorize such execution, delivery and performance; (ii) the person signing this Agreement on its behalf is duly authorized to do so; (iii) it has obtained all authorizations of any governmental body required in connection with this Agreement and such authorizations are in full force and effect; and (iv) the execution, delivery and performance of this Agreement will not violate any law, ordinance, charter, by-law or rule applicable to it or any agreement by which it is bound or by which any of its assets are affected.

6. Compliance with Laws, Rules and Regulations. Service Provider represents and warrants that it shall comply with all applicable laws, rules and regulations and the provisions of its organizational documents and any and all material contractual obligations in providing the Services.

7. Indemnification.

7.1 Indemnification of Service Provider. The Trusts will indemnify Service Provider against, and hold Service Provider harmless from, all losses, claims, damages, liabilities or expenses (including reasonable fees and disbursements of counsel) arising out of: (i) the material breach by the Trusts of any of their obligations under this Agreement; (ii) the willful misfeasance, bad faith, or gross negligence of the Trusts, its officers, employees or agents (other than the Service Provider, to the extent the Service Provider could be deemed an agent of the Trusts) in the performance of the Trusts’ duties or obligations under this Agreement; or (iii) the reckless disregard by the Trusts, their officers, employees, or agents (other than the Service Provider, to the extent the Service Provider could be deemed an agent of the Trusts) of the Trusts’ duties and obligations under this Agreement.

7.2. Indemnification of the Trusts. Service Provider shall indemnify the Trusts against and hold the Trusts harmless from all losses, claims, damages, liabilities or expenses (including reasonable fees and disbursements of counsel) arising out of: (i) the material breach by the Service Provider of any of its obligations under this Agreement; (ii) the willful misfeasance, bad faith, or gross negligence of the Service Provider, its officers, employees or agents in the performance of the Service Provider’s duties or obligations under this Agreement; or (iii) the reckless disregard by the Service Provider, its officers, employees, or agents of the Service Provider’s duties and obligations under this Agreement.

7.3 Procedure for Indemnification. In any case in which a party may be asked to indemnify or hold the other party harmless, the indemnifying party shall be advised of all pertinent facts concerning the situation in question and the indemnified party shall use reasonable care to identify and notify the indemnifying party promptly concerning any situation that presents or appears likely to present a claim for indemnification by the indemnifying party. The indemnifying party shall have the option to defend the indemnified party against any claim which may be the subject of indemnification under this Section 7. In the event that the indemnifying party elects to defend against the claim, the defense shall be conducted by counsel chosen by indemnifying party and reasonably satisfactory to the indemnified party. The indemnified party may retain additional counsel at own its expense. Except with the prior written consent of indemnifying party, the indemnified party shall not confess any claim or make any compromise in any case in which indemnifying party is asked to indemnify the indemnified party.

7.4 Survival of Indemnities. The indemnities granted by the parties in this Section 7 shall survive the termination of this Agreement.

8. Term and Termination. This Agreement shall not take effect with respect to any Class of any Fund until it has been approved by votes of a majority of both: (i) the Trustees and (ii) the Trustees who are not “interested persons” (as that term is defined in the 1940 Act) of the Trusts and have no direct or indirect financial interest in the operation of this Agreement or in any related agreements (“Independent Trustees”). Unless sooner terminated, this Agreement will continue in effect with respect to each Class of each Fund for one year from effectiveness of the Agreement for that Class and thereafter for successive annual periods, provided that such continuance is specifically approved at least annually by votes of a majority of both (i) the Boards of Trustees of the Trusts and (ii) the Independent Trustees. This Agreement may be terminated with respect to a Class of a Fund or a Fund in its entirety, at any time without the payment of any penalty, by: (i) a vote of a majority of the Boards of Trustees; (ii) a vote of the majority of the Independent Trustees; (iii) a vote of a majority of the Class’ or Fund’s outstanding voting securities, respectively; or (iv) the Service Provider on 60 days’ written notice, and shall terminate in its entirety when terminated as to all Classes of all Funds. The termination of this Agreement with respect to one Class or Fund shall not result in the termination of this Agreement with respect to any other Class or Fund. This Agreement shall also terminate automatically in the event of its assignment. (As used in this Agreement, the terms “majority of the outstanding voting securities”, “interested persons” and “assignment” shall have the same meanings as ascribed to such terms in the 1940 Act.) The parties hereto shall update Schedule A hereto from time to time as necessary to reflect changes in the Classes and Funds to which this Agreement applies.

9. Privacy. Service Provider acknowledges and agrees on behalf of itself and its officers, employees and agents that it may receive from shareholders or the Trusts non-public personal information, or access to non-public personal information, about shareholders who are “customers” or “consumers” as such terms are defined under Regulation S-P (collectively, “Shareholder Information”). All information, including Shareholder Information, obtained in the course of providing the Services pursuant to this Agreement shall be considered confidential information. Service Provider shall not disclose such confidential information to any other person or entity or use such confidential information other than to carry out the purposes of this Agreement. Service Provider further agrees to safeguard and maintain the confidentiality and security of Shareholder Information which is obtained pursuant to this Agreement. Without limiting the foregoing, the Trusts hereby agrees that Service Provider, its officers, employees or agents may provide confidential information, including Shareholder Information, to any of its affiliates, agents, Service Providers, service providers or Subcontractors engaged by Service Provider, to extent that such party needs to know such information in connection with performance by the Service Provider of its duties and obligations under the terms of this Agreement.”

10. Changes; Amendments. This Agreement may be amended only by the mutual written consent of the parties hereto.

11. Notices. Any notice or other communication required to be given pursuant to this Agreement shall be deemed duly given if delivered or mailed to Service Provider or the Trusts, as appropriate, at 230 Park Avenue, Suite 534, New York, NY  10169.

12. Governing Law. This Agreement shall be construed and the provisions thereof interpreted under and in accordance with the laws of the State of New York applicable to agreements fully executed and to be performed therein, without regard to its conflict of law provisions.

13. Limitation on Liability. The obligations of the Trusts (or the Funds or Classes thereof) entered into in the name or on behalf thereof by any Trustee, representative or agent of the Trusts (or particular Fund or Class thereof) are made not individually, but in such capacities, and are not binding upon any Trustee, shareholder, representative or agent of the Trusts (or particular Fund or Class thereof) personally, but bind only the assets of the Trusts (or particular Fund or Class thereof), and all persons dealing with any Fund and/or Class of the Trusts must look solely to the assets of the Trusts belonging to such Fund and/or Class for the enforcement of any claims against the Trusts (or particular Fund or Class thereof).

14. Complete Agreement. This Agreement, including the Schedules hereto, contains the full and complete understanding of the parties and supersedes all prior representations, promises, statements, arrangements, agreements, warranties and understandings between the parties with respect to the subject matter hereof, whether oral or written, express or implied.

15. Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same Agreement.

16. Severability. If any provision of this Agreement shall be held invalid by a court decision, statute, rule or otherwise, the remainder of the Agreement shall not be affected thereby.

IN WITNESS WHEREOF, the undersigned have executed this Agreement by their duly authorized officers as of the date and year first written above.

American Independence Funds Trust American Independence Funds Trust II

By:
Name:	Theresa Donovan
Title:	Secretary

[Service Provider]

By:
Name:	[Name]
Title:	[Title]

SCHEDULE A

OF

SHAREHOLDER SERVICES AGREEMENT

AMERICAN INDEPENDENCE FUNDS TRUST AMERICAN INDEPENDENCE FUNDS TRUST II
Fund	Class	Maximum Fees For the Services

American Independence Stock Fund	Class A	0.25%
	Class C	0.25%
	Class R	0.25%
American Independence International Alpha Strategies Fund	Class A	0.25%
	Class R	0.25%
American Independence Boyd Watterson Short-Term Enhanced Bond Fund	Class A	0.25%
American Independence Boyd Watterson Core Plus Fund	Class A	0.25%
American Independence Kansas Tax-Exempt Bond Fund	Class A	0.25%
	Class C	0.25%
American Independence U.S. Inflation-Indexed Fund	Class A	0.25%
	Class C	0.25%
	Class R	0.25%
	Premier Class	0.15%
American Independence Risk-Managed Allocation Fund	Class A	0.25%
	Class C	0.25%
American Independence Long/Short Fund	Class A	0.25%
	Class C	0.25%
American Independence Small Cap Value Fund	Class A	0.25%
	Class C	0.25%
American Independence Emerging Markets Fund	Class A	0.25%
	Class C	0.25%

AMERICAN INDEPENDENCE FUNDS TRUST II

American Independence MAR Tactical Conservative Fund	Class A	0.25%
	Class C	0.25%
	Class R	0.25%
American Independence MAR Tactical Moderate Growth Fund	Class A	0.25%
	Class C	0.25%
	Class R	0.25%
American Independence MAR Tactical Growth Fund	Class A	0.25%
	Class C	0.25%
	Class R	0.25%
American Independence MAR Tactical Aggressive Growth Fund	Class A	0.25%
	Class C	0.25%
	Class R	0.25%
American Independence Laffer Dividend Growth Fund	Class A	0.25%
	Class C	0.25%
	Class R	0.25%

Effective:  March 21, 2014